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As filed with the Securities and Exchange Commission on July 2, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT

Under
the Securities Act of 1933

EBIX.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0021975 (I.R.S. Employer Identification No.)
1900 E. Golf Road, Schaumburg, Illinois 60173, (847) 789-3047 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

RICHARD J. BAUM
Senior Vice President—Finance and Administration
Chief Financial Officer and Secretary
ebix.com, Inc.
1900 E. Golf Road, Schaumburg, Illinois 60173, (847) 789-3047
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
MARK D. WOOD, ESQ.
Katten Muchin Zavis
525 West Monroe Street, Suite 1600
Chicago, Illinois 60661-3693
(312) 902-5200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.10 par value per share	6,955,450 shares	$1.91	$13,284,910	$3,321

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933 on the basis of the closing sale price of our common stock as reported on the Nasdaq SmallCap Market on June 29, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 2, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ebix.com, Inc.

6,955,450 Shares

Common Stock

    This prospectus relates to the offer and sale from time to time of up to 6,955,450 shares of our common stock by selling stockholders. We will not receive any proceeds from the sale of these shares. The selling stockholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

    Our common stock is traded on the Nasdaq SmallCap Market under the symbol "EBIX". The closing sale price of our common stock on June 29, 2001 was $1.91 per share.

    You should carefully consider the "Risk Factors" beginning on page 1 before you decide whether to invest in shares of our common stock.

    Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2001

    You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information, and if you receive any unauthorized information you should not rely on it. We have not authorized the selling stockholders to make an offer of these shares in any place where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

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RISK FACTORS

    You should carefully consider the risks, uncertainties and other factors described below before you decide whether to buy shares of our common stock. Any of the factors could materially affect our business, financial condition and/or operating results and could negatively impact the value of your investment. You should also refer to the other information contained in and incorporated by reference into this prospectus, including our financial statements and the related notes.

Risks Related To Our Business and Our Industry

  We have a history of losses and we may not maintain profitability.

    Given planned investment levels, our ability to maintain profitability will depend upon our ability to generate and sustain substantially increased revenues. As a result, we may incur operating losses for the foreseeable future. Although we recorded $148,000 in operating income during the three month period ended March 31, 2001, we incurred operating losses of $11.5 million for the year ended December 31, 2000. We may make significant expenditures related to marketing, hiring of additional personnel and development. Additionally, the rate of our recent revenue growth may not be sustainable and may decrease in the future.

  You may have difficulty evaluating our business because of our limited history of operating an Internet business.

    Although our predecessor began operations in 1976, we did not begin any Internet operations until September 1999 and did not begin generating revenues from these operations until the fourth quarter of 2000. Accordingly, we have a limited history in operating our Internet business on which you can evaluate our company and prospects. We cannot be certain that our Internet business strategy will be successful, because this strategy is new. Our early-stage Internet operations will be particularly susceptible to the risks and uncertainties described in these risk factors and likely to incur the expenses associated with addressing them. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in a transitional stage of development, particularly companies in new and rapidly evolving markets, such as electronic commerce, and using new and unproven business models.

  We are particularly dependent upon our Internet business because the support revenue that we have traditionally relied upon has been steadily declining.

    Our revenue from the support services we offer in connection with our legacy software products has been decreasing significantly over the course of the past few years. This decline can be attributed to the fact that many of our support clients are not renewing their support agreements with us, in most cases because they are no longer using our legacy software. Even if they are continuing to use our legacy software, our support clients may choose not to renew their support agreements if their legacy software products no longer require support or they use third party support. In addition, some of the clients who use our support products have reduced the level of support that we provide them which in turn reduces our support revenue. This downward trend in our support revenue, combined with the fact that most of the software we currently sell does not require support, makes us particularly dependent upon our Internet business.

  Our business will be adversely affected if we are unable to maintain existing online relationships and develop new relationships to generate traffic on our web site.

    We expect to rely on relationships with a variety of Internet portals and other online companies to attract consumers to our web site. Although we have formed some of these relationships, we need to develop additional relationships in order to generate sufficient traffic. These relationships may not generate a substantial amount of traffic on our web site, or the revenues generated by these relationships may be insufficient to justify our payment obligations. Furthermore, the value of these relationships will be based on the continued positive market presence, reputation and growth of these online companies' web sites and services. Any decline or lack of future growth in the market presence, business or reputation of these online companies' web sites and services will reduce the value of these relationships to us and could harm our business. In addition, the termination, nonrenewal or renewal on unfavorable terms of these relationships would harm our business. Also, an online company's failure to maintain uninterrupted operation of its computer and communications hardware systems would likely reduce the amount of traffic we received from that company's site.

  Our operating results may fluctuate dramatically.

    Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter. Factors that may affect our quarterly results include:

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  Our addition or change in features on our online market place, or changes in the insurance coverage offered by participating insurance carriers;

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  The announcement or introduction of a competing online insurance marketplace or other new web sites, products or services offered by our competitors;

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  Changes in consumer acceptance of Internet commerce, particularly in connection with shopping for insurance;

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  Loss of a significant insurance agent, carrier or broker relationship or the merger of any of our participating insurance carriers with one another;

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  Changes in our user interface or other features on our web site or changes in the filtering criteria used by our participating insurance carriers to determine which consumers will be offered quotes; and

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  Technical difficulties on our web site that hamper a consumer's ability to start or complete a shopping session.

    Our operating expenses are based in part on our expectations of our future revenues and are relatively fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall.

  We could be subject to civil fines and penalties as a result of the SEC's investigation of our financial reporting.

    On August 11, 2000, we were advised that the SEC had issued a formal Order of Investigation and subpoenaed documents relating to our financial reporting since April 1, 1997, including, in particular, revenue recognition, software development, cost capitalization, royalty costs and classification of cash receipts. We have submitted documents to the SEC upon the SEC's request as part of the investigation. It is possible that the SEC could impose civil fines and penalties against us. An adverse finding against us by the SEC could negatively impact our stock price. In addition, we expect to continue to incur expenses associated with responding to this investigation, regardless of its outcome, and this investigation may divert the efforts and attention of our management team from normal business operations.

  We cannot predict our future capital needs and we may not be able to secure additional financing when we need it.

    We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to make acquisitions. Any required additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be unable to meet our business or strategic objectives or compete effectively. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interests, and the newly issued securities may have rights superior to those of the common stock. If additional funds are raised by our issuing debt, we may be subject to limitations on our operations.

  Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value and harm our operating results.

    We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. The process of integrating any acquired business, technology, service or product into our business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired company also may consume much of our management's time and attention that could otherwise be available for ongoing development of our business. Moreover, the anticipated benefits of any acquisition may not be realized. We may be unable to identify, negotiate or finance future acquisitions successfully or to integrate successfully any acquisitions with our current business. Future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets. We currently do not have any understandings, commitments or agreements with respect to any material acquisition, and we are not currently pursuing any material acquisition.

  We may not be able to continue to develop new products to effectively address market needs in an industry characterized by rapid technological changes.

    To be successful, we must adapt to rapidly changing technological and market needs by continually enhancing our web site and introducing new products and services to address our users' changing demands.

    Our market is characterized by:

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  rapidly changing technology;

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  evolving industry standards;

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  frequent new product and service introductions;

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  shifting distribution channels; and

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  changing customer demands.

    Our future success will depend on our ability to adapt to this rapidly evolving marketplace. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting our market, and we may be unable to adapt to these changes.

  The markets for our products are highly competitive and are likely to become more competitive, and our competitors may be able to respond more quickly to new or emerging technology and changes in customer requirements.

    We operate in highly competitive markets. In particular, the online insurance distribution market, like the broader electronic commerce market, is rapidly evolving and highly competitive. Our software business also experiences some competition from certain large hardware suppliers who sell systems and systems' components to independent agencies and from small, independent or freelance developers and suppliers of software, who sometimes work in concert with hardware vendors to supply systems to independent agencies. Our Internet business may also face indirect competition from insurance carriers that have subsidiaries which perform in-house agency and brokerage functions.

    Some of our current competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, we believe we will face increasing competition as the online financial services industry develops and evolves. Our current and future competitors may be able to:

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  undertake more extensive marketing campaigns for their brands and services;

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  devote more resources to web site and systems development;

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  adopt more aggressive pricing policies; and

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  make more attractive offers to potential employees, online companies and third-party service providers.

  If we are unable to protect our intellectual property, our reputation and competitiveness in the marketplace may be materially damaged.

    We regard our intellectual property in general and our software in particular as critical to our success. We rely on copyright, trade secret laws and restrictions on disclosure and transferring title to protect our proprietary rights. Despite these precautions, it may be possible for third parties to copy aspects of our products or, without authorization, to obtain and use information which we regard as trade secrets. Existing copyright law affords only limited practical protection, and our software is unpatented.

  We may be at a competitive disadvantage if we infringe on the proprietary rights of others, and any related litigation could be time consuming and costly.

    Third parties may claim that we have violated their intellectual property rights. For example, companies have brought claims regarding alleged infringement of patent rights relating to methods of doing business over the Internet. To the extent that we violate a patent or other intellectual property right of a third party, we may be prevented from operating our business as planned, and we may be required to pay damages, to obtain a license, if available, to use the right or to use a non-infringing method, if possible, to accomplish our objectives. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of key personnel.

  We depend on the continued services of our senior management and our ability to attract and retain other key personnel.

    Our future success is substantially dependent on the continued services and continuing contributions of our senior management and other key personnel, particularly Robin Raina, our President and Chief Executive Officer, and Richard J. Baum, our Senior Vice President—Finance & Administration, Chief Financial Officer and Secretary. The loss of the services of any of our executive officers or other key employees could harm our business. We have no long-term employment agreements with any of our key personnel, nor do we maintain key man life insurance policies on any of our key employees.

    Our future success depends on our continuing to attract, retain and motivate highly skilled employees. If we are not able to attract and retain new personnel, our business will be harmed. Competition for personnel in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future.

  We may face claims that could result in costly litigation and significant liabilities.

    We are currently defendants in several lawsuits involving the functionality of our legacy products. In the matter of the arbitration between Delaware Valley Underwriting Agency, Inc., and Apex Insurance Agency, Inc. and Delphi Information Systems, Inc., now known as ebix.com, the arbitrator has issued an award against us, including costs, of approximately $285,000, related to claims with respect to the functionality of a system we sold in 1995. If we are found liable for additional damages in connection with pending or future lawsuits, our results of operations could be materially affected. In addition, these cases, regardless of their outcome, will continue to result in significant expenses in defending the lawsuits and divert the efforts and attention of our management team from normal business operations.

  Our international operations are subject to a number of risks that could affect our income and growth.

    We market our software internationally and plan to expand our Internet services to locations outside of the United States. These operations may not produce enough revenue to justify our investments in establishing them and are subject to other inherent risks, including:

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  the impact of recessions in foreign economies on the level of consumers' insurance shopping and purchasing behavior;

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  greater difficulty in collecting accounts receivable;

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  difficulties and costs of staffing and managing foreign operations;

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  reduced protection for intellectual property rights in some countries;

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  seasonal reductions in business activity during the summer months in Europe and other parts of the world;

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  burdensome regulatory requirements or other trade barriers;

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  fluctuations in exchange rates;

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  potentially adverse tax consequences; and

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  political and economic instability.

    Furthermore, our entry into additional international markets could require significant management attention and financial resources, which could lessen our ability to manage our existing business effectively.

  We depend heavily on parties in the insurance industry with whom we do not have exclusive relationships or long-term agreements.

    Consumer demand for the services offered on our web site in any jurisdiction is substantially dependent upon the participation of competing brand-name insurance carriers offering competitive quotes for a given insurance product in that jurisdiction. Accordingly, the success of our business depends on our ability to attract and retain well-known insurance carriers to participate in our marketplace. If we are unable to increase the number of insurance carriers that participate in our online marketplace, we may not be able to attract additional consumers or may lose our existing consumers to other online competitors offering a wider variety of insurance carriers.

    We do not have an exclusive relationship with any of the insurance agents, brokers or carriers whose insurance products are offered on our online marketplace, and thus, consumers may obtain quotes and coverage from these parties without using our web site. Our participating insurance carriers offer their products directly to consumers through insurance agents, mass marketing campaigns or through other traditional methods of insurance distribution. These insurance carriers may also offer their products and services over the Internet, either directly to consumers or through one or more of our online competitors, or both.

  Laws and regulations that govern the insurance industry could expose us or the agents, brokers and carriers who participate in our online marketplace to legal penalties.

    We perform functions for licensed insurance agents, brokers and carriers and are, therefore, required to comply with a complex set of rules and regulations that often vary from state to state. These rules and regulations can be difficult to comply with and are ambiguous and open to interpretation. If we fail to properly interpret and/or comply with these rules and regulations, we, the insurance agents, brokers or carriers doing business with us, our officers, or agents with whom we contract could be subject to various sanctions, including censure, fines, cease-and-desist orders, loss of license or other penalties. This risk, as well as changes in the regulatory climate or the enforcement or interpretation of existing law, could expose us to additional costs, including indemnification of participating insurance agents, brokers or carriers for their costs, and could require changes to our business or otherwise harm our business. Furthermore, because the application of online commerce to the consumer insurance market is relatively new, the impact of current or future regulations on our business is difficult to anticipate. To the extent that there are changes in the rules and regulations regarding the manner in which insurance is sold, our business could be adversely affected.

  The inability to predict the full impact of compliance with federal and state laws concerning the privacy of health information could expose us to significant increases in operating costs or subject us to civil and criminal penalties.

    The insurance carriers who offer healthcare coverage through our online marketplace will be significantly affected by the recently enacted privacy regulations under the Health Insurance Portability and Accountability Act of 1996 (HIPAA). The HIPAA privacy regulations impose broad privacy protection obligations on entities that use, access and disclose health information. Each health plan that provides for or pays the cost of medical care will be directly regulated by and required to comply with the privacy and security requirements of HIPAA. Although not directly regulated by HIPAA, we will be affected as a business associate of these health plans because we perform functions on their behalf and as a result receive and have access to individually identifiable health information. As a business associate we will be required to provide satisfactory assurance to these health plans that we will protect the health information submitted through our online marketplace by potential insureds as if we were directly regulated by HIPAA, which assurance may require us to implement costly physical and technology safeguards. In addition, the laws in most states are rapidly evolving with respect to the confidentiality of health information, and some states have enacted comprehensive health privacy laws. As a result, our failure to comply with federal and state laws relating to health information privacy could subject us to significant civil and criminal penalties, including individual rights of action through private litigation, or otherwise harm our business or reputation.

Risks Related to Our Conduct of Business on The Internet

  If our third party technology providers do not successfully enhance or expand our technology infrastructure to accommodate increases in the volume of traffic on our web site, our web site may not perform at levels that are satisfactory to consumers.

    We depend upon web hosting and other third party technology providers to continually enhance and expand our technology, quote generating systems, network infrastructure and other technologies to accommodate the volume of traffic on our web site. They may be unsuccessful in these efforts or we may be unable to accurately project the rate or timing of increases in the volume of traffic on our web site. In addition, we cannot predict whether additional network capacity will be available from third party suppliers as we need it. Also, our suppliers' networks might be unable to timely achieve or maintain a sufficiently high capacity of data transmission to timely process orders or effectively download data, especially if our web site traffic increases. Our failure to achieve or maintain high capacity data transmission could significantly reduce consumer demand for our services.

  Any disruption of our internet connections could affect the success of our web site.

    Any system failure, including network, software or hardware failure, that causes an interruption in our network or a decrease in responsiveness of our web site could result in reduced user traffic and reduced revenue. Continued growth in Internet usage could cause a decrease in the quality of Internet connection service. Web sites have experienced service interruptions as a result of outages and other delays occurring throughout the Internet network infrastructure. In addition, there have been several incidents in which individuals have intentionally caused service disruptions of major e-commerce web sites. If these outages, delays or service disruptions frequently occur in the future, usage of our web site could grow more slowly than anticipated or decline, and we may lose revenues and customers.

    If the computer hardware operations that host our web site were to experience a system failure, the performance of our web site would be harmed. These systems are also vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur. In addition, our users depend on Internet service providers, online service providers and other web site operators for access to our web site. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

  Concerns regarding security of transactions or the transmission of confidential information over the Internet or security problems we experience may prevent us from expanding our business or subject us to legal exposure.

    If we do not offer sufficient security features in our online product and service offerings, our products and services may not gain market acceptance, and we could be exposed to legal liability. Despite the measures that we may take, our infrastructure will be potentially vulnerable to physical or electronic break-ins, computer viruses or similar problems. If a person circumvents our security measures, that person could misappropriate proprietary information or disrupt or damage our operations. Security breaches that result in access to confidential information could damage our reputation and subject us to a risk of loss or liability. We may be required to make significant expenditures to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our customers may become more concerned about security. If we are unable to adequately address these concerns, we may be unable to sell our goods and services. Furthermore, because we have access to medical information in connection with the sale of health insurance on our web site, we could be subject to civil and criminal penalties if we fail to protect this medical information in accordance with applicable state and federal law.

  Uncertainty in the marketplace regarding the use of internet users' personal information, or proposed legislation limiting such use, could reduce demand for our services and result in increased expenses.

    Concern among consumers and legislators regarding the use of personal information gathered from Internet users could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business. Legislation has been proposed that would limit the users of personally identifiable information of Internet users gathered online or require online services to establish privacy policies. Many state insurance codes limit the collection and use of personal information by insurance agencies, brokers and carriers or insurance service organizations. Moreover, the Federal Trade Commission has settled a proceeding against one online service that agreed in the settlement to limit the manner in which personal information could be collected from users and provided to third parties.

  We depend upon the continued growth of electronic commerce, particularly the willingness of consumers to shop for insurance on the Internet.

    Our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet by consumers as an effective medium for commerce. Rapid growth in the use of the Internet is a recent phenomenon, and it may not continue, or the Internet may not be adopted as a medium of commerce by a broad base of consumers. If a broad base of consumers do not adopt the Internet as a medium of commerce, our business may fail.

    There is significant uncertainty with respect to the viability and growth potential of the online insurance market. Shopping for insurance on the Internet is a relatively untested concept, and if it does not gain widespread acceptance, our business may fail. Demand and market acceptance for recently introduced services and products on the Internet are subject to a high level of uncertainty, and there are few proven services and products. Our success will depend on our ability to engage consumers who have historically shopped for insurance through traditional distribution channels. In order for us to be successful, many of these consumers must be willing to utilize new ways of conducting business and exchanging information. In addition, a substantial proportion of the consumers who use our web site may be using our service because it is new and different rather than because they believe that it offers a better way to shop for insurance. Such consumers may use our service only once or twice and then return to more familiar means of shopping for insurance.

    Our future growth, if any, will depend on the following critical factors:

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  the growth of the Internet as a commerce medium generally, and as a market for consumer financial products and services specifically;

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  consumers' willingness to conduct self-directed insurance research;

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  our ability to successfully and cost-effectively market our services to a sufficiently large number of consumers; and

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  our ability to overcome a perception among many consumers that obtaining insurance online is risky.

    The market for our online services may not develop, and our services may not be adopted. If the online market for insurance fails to develop or develops more slowly than expected, or if our web site does not achieve widespread market acceptance, our business would be significantly harmed.

  Future government regulation of the Internet could place financial burdens on our businesses.

    Because of the Internet's popularity and increasing use, new laws and regulations directed specifically at e-commerce may be adopted. These laws and regulations may cover issues such as the collection and use of data from web site visitors, including the placing of small information files, or "cookies," on a user's hard drive to gather information, and related privacy issues; pricing; taxation; telecommunications over the Internet; content; copyrights, distribution; domain name piracy; and quality of products and services. The enactment of any additional laws or regulations, including international laws and regulations, could impede the growth of our revenue from our Internet operations and place additional financial burdens on our business.

Risks Related To Our Common Stock

  If our common stock is removed from Nasdaq, the marketability of our common stock will be decreased substantially.

    Our common stock is currently traded on the Nasdaq SmallCap Market. In April 2001, we received a determination from Nasdaq that we failed to comply with the Nasdaq Marketplace Rules 4310(c)(4) and 4310(c)(2)(B) requiring that a company maintain a minimum bid price of $1 and satisfy any one of Nasdaq's minimum net tangible assets, market capitalization, or earnings standards. Under the determinations, our common stock was subject to delisting for the Nasdaq SmallCap Market. We filed an appeal to this determination which stayed the delisting pending the decision of a Nasdaq Listing Qualifications Panel that heard our appeal on May 24, 2001.

    We received a letter from Nasdaq dated June 28, 2001 stating that the Panel had determined that we appear to have regained compliance with the net tangible assets and bid price requirements for continued listing on the Nasdaq SmallCap Market and that we appear to satisfy all other requirements for continued listing on such market as of such date. As a result, the Panel determined to continue the listing of our common stock on the market so long as, on or before July 13, 2001, we make a public filing with the SEC and Nasdaq evidencing either stockholders' equity of at least $3,000,000 or net tangible assets of $3,250,000 and containing our balance sheet as of May 31, 2001 with pro forma adjustments for any significant events or transactions occurring on or before the filing date. Furthermore, we must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market. We expect to make this filing with the SEC on or before July 13, 2001 and to be able to demonstrate compliance with all requirements for continued listing on the market. If we are unable to satisfy these or other conditions, however, our common stock will be delisted and, in such case, we expect that the value and liquidity of our common stock would decrease dramatically.

  The price of our common stock may be extremely volatile.

    In some future periods, our results of operations may be below the expectations of public market analysts and investors, which could negatively affect the market price of our common stock. Furthermore, the stock market in general has recently experienced extreme price and volume fluctuations. We believe that, in the future, the market price of our common stock could fluctuate widely due to variations in our performance and operating results or because of any of the following factors which are, in large part, beyond our control:

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  announcements of new services, products, technological innovations, acquisitions or strategic relationships by our competitors;

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  trends or conditions in the insurance, software and Internet markets;

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  changes in valuation estimates by securities analysts and in analyst recommendations;

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  changes in market valuations of our competitors; and

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  general political, economic and market conditions.

    In addition, the market prices of securities of technology companies, including our own, have been volatile and have experienced fluctuations that have often been unrelated or disproportionate to operating performance. As a result, you may not be able to sell shares of our common stock at or above the price at which you purchase them. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If any securities litigation is initiated against us, we could incur substantial costs and our management's attention and resources could be diverted from our business.

  The significant concentration of ownership of our common stock will limit your ability to influence corporate actions.

    The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change in control of ebix.com, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of ebix.com and may affect the market price of our common stock. At June 25, 2001, BRiT Insurance Holdings plc held approximately 38% of our outstanding common stock and, together with our executive officers and directors, beneficially owned approximately 53% of our outstanding common stock. As a result, those stockholders, if they act together, are able to control all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions and amendments to our certificate of incorporation. These stockholders may use their ownership position to approve or take actions that are adverse to your interests or prevent the taking of actions that are consistent with your interests.

  We may issue equity securities in the future whose terms and rights are superior to those of our common stock.

    Our certificate of incorporation authorizes the issuance of up to 2,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. However, shares of preferred stock may be issued by our board of directors from time to time in one or more series for the consideration and with the rights and preferences as our board of directors decides. Any shares of preferred stock that we may issue in the future could be given voting and conversion rights that could dilute the voting power and equity of holders of shares of our common stock and have preferences over the common stock with respect to dividends and in liquidation.

  Provisions in our charter and Delaware law may discourage takeover attempts which could preclude our stockholders from receiving a change of control premium.

    Our certificate of incorporation could make it more difficult for a third party to acquire control of us because it gives our board of directors the ability to issue shares of preferred stock with rights as they deem appropriate without stockholder approval. In addition, Delaware law contains an anti-takeover provision that could have the effect of delaying or preventing changes in control that a stockholder may consider favorable. This provision prohibits us from engaging in a business combination with any significant stockholder for a period of three years from the date the person became a significant stockholder unless specific conditions are met.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus and the information incorporated by reference in it contains, or will contain, various "forward-looking statements" that are based on management's beliefs, as well as assumptions made by and information currently available to management, including statements regarding future economic performance, financial condition, liquidity and capital resources, acceptance of our products and services by the market and management's objectives. Where possible, we have tried, and will try, to identify the forward-looking statements by using words such as "anticipates," "expects," "believes," "estimates," "plans," "intends" and similar expressions. These statements are subject to various risks, uncertainties and other factors that could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements. These risks, uncertainties and other factors include the risk factors discussed above and in any prospectus supplement. You should not place any undue reliance on any forward-looking statements. We undertake no obligation to update any forward-looking statements to reflect future events or developments or for any other reason.

USE OF PROCEEDS

    Any net proceeds from any sale of shares of our common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

SELLING STOCKHOLDERS

    The following table provides information with respect to the common stock beneficially owned by the selling stockholders who are entitled to use this prospectus. The information in the table is as of the date of this prospectus. The common stock listed below may be offered from time to time by the selling stockholders named below.

    Under the terms of a Share Exchange and Purchase Agreement between ebix and BRiT dated March 30, 2001, BRiT acquired 6,944,000 shares of our common stock in exchange for $7,000,000 in cash and a 28% equity position in Insurance Broadcast Systems, Inc. At June 25, 2001, BRiT owned 6,952,300 shares of our common stock which represented approximately 38% of our outstanding common stock. Under the Share Exchange and Purchase Agreement, BRiT has the right to designate two members of our board of directors so long as BRiT maintains its beneficial ownership of at least 20% of our outstanding common stock. During any period that BRiT owns less than 20% but more than 10% of our outstanding common stock, it will have the right to designate one member of our board of directors. If BRiT exercises this right to designate directors prior to our 2002 annual meeting of stockholders, we expect that our board of directors will amend our by-laws to expand the size of the board and then appoint the designees to fill the vacancies. In addition, we provide consulting services to BRiT in connection with their e-commerce infrastructure in exchange for a fee.

    Under the terms of a warrant we issued to Patrick M. Sidders on January 9, 1997, Mr. Sidders has a warrant to purchase up to 11,200 shares of our common stock at an exercise price of $5.00 per share. We granted Mr. Sidders' warrant to him in connection with an agency agreement we entered into with Miller, Johnson, Steichen and Kinnard (formerly known as R. J. Steichen & Co.), a firm where Mr. Sidders was employed. As of April 27, 2001, this firm held 1,614,351 shares our common stock. Mr. Sidders no longer works for this firm and our agency agreement with this firm is no longer effective. Mr. Sidders' warrant expires on April 20, 2002.

    Under the terms of a warrant we issued to Sam Margolis on January 9, 1997, Mr. Margolis has a warrant to purchase up to 250 shares of our common stock at an exercise price of $5.00 per share. We granted Mr. Margolis' warrant to him in connection with an agency agreement we entered into with Miller, Johnson, Steichen and Kinnard (formerly known as R. J. Steichen & Co.), a firm where Mr. Margolis was employed. As of April 27, 2001, this firm held 1,614,351 shares our common stock. Mr. Margolis no longer works for this firm and our agency agreement with this firm is no longer effective. Mr. Margolis' warrant expires on April 20, 2002.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering	Percent of Common Stock Owned Before the Offering	Shares Available for Sale Under This Prospectus	Number of Shares of Common Stock to be Owned After the Termination of the Offering	Percent of Common Stock to be Owned After Completion of the Offering
BRiT Insurance Holdings plc	6,952,300	37.9%	6,952,300	(1)	(1)
Patrick M. Sidders	0	0%	11,200	(1)	(1)
Sam Margolis	0	0%	250	(1)	(1)

(1)
Because (a) each selling stockholder may offer all or some of the shares of our common stock that it holds in the offering contemplated by this prospectus, (b) the offering of shares of our common stock is not being underwritten on a firm commitment basis, and (c) each selling stockholder could purchase additional shares of our common stock from time to time, no estimate can be given as to the number of shares or percent of our common stock that will be held by each selling stockholder upon termination of the offering. See "PLAN OF DISTRIBUTION."

PLAN OF DISTRIBUTION

    We are registering the shares of our common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" include any pledgees or donees who may later hold the shares, provided they are named in a prospectus supplement. We will pay the costs and fees of registering the shares of our common stock, but each selling stockholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

    Each selling stockholder may sell the shares of our common stock in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, each selling stockholder may sell some or all of its common shares through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers.

    Each selling stockholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by each selling stockholder may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the common shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If a selling stockholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. We have informed each selling stockholder that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to its sales in the market.

    Furthermore, each selling stockholder may:

  •
  agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

  •
  transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer; or

  •
  sell its shares under Rule 144 under the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following locations:

  •
  the public reference room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549; or

  •
  the public reference facilities at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    Some of these locations may charge a modest fee for copies. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0300. In addition, you may access any document we file with the SEC on its web site at www.sec.gov.

    This prospectus is part of a registration statement we have filed with the SEC. The SEC allows us to incorporate documents by reference. This means that we can disclose important information by referring you to another document we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. The information we file later with the SEC will automatically update and supersede the information contained in this prospectus or incorporated by reference from earlier filings. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus have been sold or we have deregistered all of the securities then remaining unsold:

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2000;

  •
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2001;

  •
  Our current report on Form 8-K dated February 7, 2001; and

  •
  The description of our common stock that is contained in the Registration Statement on Form 8-A dated June 5, 1987 filed under the Securities Exchange Act of 1934, and all amendments and reports that were filed by us to update the description.

    You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address and phone number:

    Secretary
    ebix.com, Inc.
    1900 E. Golf Road
    Schaumburg, Illinois 60173
    (847) 789-3047

LEGAL MATTERS

    The legality of the securities offered hereby has been passed upon for us by Katten Muchin Zavis, Chicago, Illinois.

EXPERTS

    The consolidated financial statements and related consolidated financial statement schedule of ebix.com, Inc. as of December 31, 2000 and 1999 and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements for the year ended December 31, 1998, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

    The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the Registration Statement.

Securities and Exchange Commission registration fee	$3,321

Legal fees and expenses	15,000

Accounting fees and expenses	5,000

Miscellaneous expenses	2,500

Total expenses	$25,821

ITEM 15.  Indemnification of Directors and Officers.

    Section 102(b)(7) of the Delaware General Corporation Law grants the Registrant the power to limit the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty. Article XI of the Registrant's Certificate of Incorporation, as amended, provides for the limitation of personal liability of the directors of the Registrant as follows:

      A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this sentence shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. This Article XI shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article becomes effective.

    Section 145 of the Delaware General Corporation Law grants to the Registrant the power to indemnify its directors, officers, employees and agents against liability arising out of their respective capacities as directors, officers, employees or agents. Article VII of the Registrant's Bylaws provides that the Registrant shall indemnify any person who is serving as a director, officer, employee or agent of the Registrant or of another entity at the request of the Registrant against judgments, fines, settlements and other expenses incurred in such capacity if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. In the event of an action or suit by or in the right of the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

    The Registrant has entered into indemnification agreements with its directors that would require the Registrant, subject to any limitations on the maximum permissible indemnification that may exist at law, to indemnify a director for claims that arise because of his capacity as a director.

    The Registrant has a directors' and officers' liability insurance policy.

    The above discussion is qualified in its entirety by reference to the Registrant's Certificate of Incorporation and Bylaws.

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ITEM 16.  Exhibits

Exhibit Number	Exhibit
4.1	Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-23361), and incorporated herein by reference).
4.2	Certificate of Amendment of Certificate of Incorporation (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, and incorporated herein by reference).
4.3	Certificate of Amendment of Certificate of Incorporation dated November 5, 1999 (filed as Exhibit 3.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference).
4.4*	Certificate of Amendment of Certificate of Incorporation dated June 22, 2001.
4.5	Bylaws of the Company (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and incorporated herein by reference).
5.1*	Opinion of Katten Muchin Zavis as to the validity of the common stock.
23.1*	Consent of KPMG LLP, independent certified public accountants.
23.2*	Consent of Arthur Andersen LLP, independent certified public accountants.
23.3*	Consent of Katten Muchin Zavis (contained in its opinion filed as Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included on the signature page hereto).

*
Filed herewith

ITEM 17.  Undertakings

A.
The Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

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  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, State of Illinois, on the 2nd day of July 2001.

ebix.com, Inc.
By:	/s/ ROBIN RAINA Robin Raina President, Chief Executive Officer and Director

POWERS OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Robin Raina and Richard J. Baum, and each of them severally, acting along and without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the 1933 Act, this registration statement has been signed below on July 2, 2001 by the following persons in the capacities indicated.

Signature	Title
/s/ ROY ROGERS Roy Rogers	Chairman of the Board
/s/ ROBIN RAINA Robin Raina	President, Chief Executive Officer (principal executive officer) and Director
/s/ RICHARD J. BAUM Richard J. Baum	Senior Vice President-Finance & Administration, Chief Financial Officer (principal financial and accounting officer) and Secretary
/s/ WILLIAM R. BAUMEL William R. Baumel	Director
/s/ DOUG CHISHOLM Doug Chisholm	Director
/s/ DENNIS DRISLANE Dennis Drislane	Director

II–4

/s/ LARRY G. GERDES Larry G. Gerdes	Director
/s/ WILLIAM W. RICH William W. Rich	Director

II–5

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.4	Certificate of Amendment of Certificate of Incorporation dated June 22, 2001.
5.1	Opinion of Katten Muchin Zavis as to the validity of the common stock.
23.1	Consent of KPMG LLP, independent certified public accountants.
23.2	Consent of Arthur Andersen LLP, independent certified public accountants.
23.3	Consent of Katten Muchin Zavis (contained in its opinion filed as Exhibit 5.1 hereto).
24.1	Powers of Attorney (included on the signature page hereto).

QuickLinks

TABLE OF CONTENTS
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. Other Expenses of Issuance and Distribution.
  ITEM 15. Indemnification of Directors and Officers.
  ITEM 16. Exhibits
  ITEM 17. Undertakings
SIGNATURES
POWERS OF ATTORNEY
INDEX TO EXHIBITS